 Exhibit 11
                          Statement on Computation of
                              Per Share Earnings

                                           Years Ended January 31,
                                 -----------------------------------------
                                     1995          1994          1993
                                 ------------  ------------  -------------
Weighted average common
  shares outstanding
  during the year                   1,758,000     1,752,000     1,749,000
Effect of dilutive stock
  options; net of shares
  assumed repurchased at
  average market                      113,000       115,000        88,000
                                 ------------     ---------   -----------
Weighted average common
  share and common
  share equivalents                 1,871,000     1,867,000     1,837,000
                                 ============     =========   ===========

Income (Loss) before
  extraordinary item and
  cumulative effect of change
  in accounting principle        $(73,792,000)  $(6,737,000)  $ 3,509,000
Extraordinary item
  Income (Loss) on reacqui-
    sition of debentures               -              -          (885,000)
Cumulative effect of Trak
  Auto's change in accounting
  principle, net of minority
  interest                             -              -         1,135,000
                                 ------------    ----------   -----------
Net Income (Loss) as reported     (73,792,000)   (6,737,000)    3,759,000
                                 ============    ==========   ===========

Adjustment for dilutive effect
  of subsidiary stock options        (244,000)     (918,000)       -   (1)
                                 ------------    ----------   -----------
Net (Loss) Income Per Earnings
  Per Share Calculation          $(74,036,000)  $(7,655,000)  $ 3,759,000
                                 ============   ===========   ===========

Earnings per share:
  Income (Loss) before
    extraordinary item           $     (39.57)  $     (4.10)  $      1.91
  Extraordinary item:
    Loss on reacquisition
      of debentures                      -              -            (.48)
  Cumulative effect of Trak
    Auto's change in accounting
    principle, net of minority
    interest                             -              -             .62
                                 ------------    ----------   -----------

Net Income (Loss) as reported    $     (39.57)  $     (4.10)  $      2.05
                                 ============   ===========   ===========

(1) Not dilutive.

See Note 1 to the Consolidated Financial Statements regarding the earnings per share calculation.